EXHIBIT 10.71

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of the 9th day of July, 2008, by and among Allied Digital Services Limited, an Indian limited company, (“Buyer”) and En Pointe Technologies Sales, Inc., a Delaware corporation (“Seller”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent.  The Buyer and Seller are sometimes referred to herein, collectively, as the “Interested Parties.”

WHEREAS, the Buyer and Seller have entered into a Limited Liability Company Interest Purchase Agreement, dated July 9th, 2008 (the “Purchase Agreement”), pursuant to which the Escrow Units, the Seller Earnout Shares and the Cash Earnout Amount (each as defined below) have been withheld and are to be placed in escrow as a source of the payment for certain indemnification obligations that may arise pursuant to Section 9 of the Purchase Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the Escrow Units, Seller Earnout Shares and the cash deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1 Definitions.

Capitalized terms used herein but not defined shall have their respective meanings as set forth in the Purchase Agreement.

“Alternative Cash Earnout Amount” shall mean Thirteen Million Three Hundred Forty-five Thousand Dollars ($13,345,000).

“Auditor’s Report” means an audit report prepared by California based auditing firm certified to audit Nasdaq listed companies as to Target Revenues (as defined in the Purchase Agreement).

“Cash Earnout Amount” means Two Million Dollars ($2,000,000).

“Claim” means a claim for indemnification under Section 9 of the Purchase Agreement made by Buyer.

“Claim Notice” shall mean written notice of a Claim made by Buyer pursuant to Section 9.5 of the Purchase Agreement.

“Closing Date” shall mean the consummation of the transactions contemplated by the Purchase Agreement, the Interested Parties anticipate that the Closing Date will occur on or about July 9, 2008.

“Company” shall mean En Pointe Global Services, LLC, a Delaware limited liability company.

“Effective Time” means the date the Purchase Agreement is executed.

“Escrow Period” means that time period beginning at the Effective Time and ending on the Release Date.

“Escrow Property” means the Seller Earnout Shares, the Cash Earnout Amount and the Escrow Units.

“Escrow Units” means 52,913 Series A common membership units of the Company.

“Release Date” means the date which is sixty (60) business days after the first (1st) anniversary of the Closing Date.

“Seller Earnout Shares” shall mean Seven Hundred Forty-Five Thousand (745,000) ordinary shares of Buyer.

Section 2 Deposit of Escrow Property.

2.1 Escrow.

(a) As soon as practicable (but in no event later than 75 days after the Closing Date), Buyer shall deliver to the Escrow Agent the Seller Earnout Shares, and the Escrow Agent shall hold and administer the Seller Earnout Shares subject to the terms of this Agreement.  The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Seller Earnout Shares.  In the event Buyer is unable to procure Indian regulatory approvals for the Seller Earnout Shares in accordance with the Purchase Agreement, Buyer shall deliver the Alternative Cash Earnout Amount to the Escrow Agent in lieu of the “Seller Earnout Shares.”  In such event, the Alternative Cash Earnout Amount shall be treated in all respects as “Seller Earnout Shares” for purposes of this Agreement.

(b) As soon as practicable (but in no event later than 75 days after the Closing Date), Buyer shall deliver to the Escrow Agent cash the Cash Earnout Amount, (the “Cash Earnout Amount, together with the Seller Earnout Shares or the Alternative Cash Earnout Amount, the “Earnout Consideration”) subject to the terms of this Agreement.

(c) Within seven (7) days after the Closing Date, Seller shall deliver the Escrow Agent certificates representing the Escrow Units, and the Escrow Agent shall hold and administer the certificates subject to the terms of this Agreement.  The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Units.

Section 3 Claims and Payment; Release from Escrow.

3.1 Claim Notice.

(a) In the event that the Company, for any reason, fails to achieve the Target Revenues (as defined in the Purchase Agreement) as set forth in Section 9.3 of the Purchase Agreement, an officer of Buyer shall execute and deliver a Claim Notice to Seller and the Escrow Agent in accordance with Section 9.5 of the Purchase Agreement as promptly as reasonably practicable (but in no event later than the Release Date accompanied by the Auditor’s Report).  For the avoidance of doubt, a copy of Section 9 of the Purchase Agreement is attached hereto as Exhibit A.  Such Exhibit A shall be updated to reflect any amendments to Section 9 of the Purchase Agreement.

(b) In the event that Seller is entitled to, or seeks to assert its rights to the return of any of the Escrow Units as set forth under Section 9.2(b) of the Purchase Agreement, an officer of Seller shall execute and deliver a Claim Notice to Buyer and the Escrow Agent in accordance with Section 9.5 of the Purchase Agreement, as promptly as reasonably practicable (but in no event later than the Release Date).

3.2 Contents of Each Claim Notice.  Each Claim Notice given by Buyer or Seller pursuant to Section 3.1 above shall be set forth in writing and shall contain the information required by Section 9.5 of the Purchase Agreement.

3.3 Requirement of Resolution of Claims.  The Escrow Agent shall not act regarding any of the Earnout Consideration or Escrow Units held pursuant to a Claim Notice until the Claim(s) underlying such Claim Notice has been resolved in accordance with Section 9 of the Purchase Agreement.  Upon resolution of such Claim(s), Buyer and Seller shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent as to what portion of the Earnout Consideration or Escrow Units, if any, shall be distributed to Buyer or Seller, as the case may be, in connection with the resolution of such Claim(s).  Should any Claim(s) result in the release of a portion of (but not all of) the Earnout Consideration to Buyer or Seller, the Earnout Consideration released shall be apportioned between the Seller Earnout Shares and the Cash Earnout Consideration in the same proportions as such amounts represent in the Escrow at the time of release.

3.4 Release of Earnout Consideration.

(a) Release of Earnout Consideration Generally.  On the Release Date, in accordance with Section 3.4(c) below, the Escrow Agent shall deliver the Earnout Consideration to the Seller.  The Earnout Consideration released shall equal the Earnout Consideration, minus any Earnout Consideration that is returned to Buyer in connection with the satisfaction of a Claim by Buyer.

(b) Earnout Consideration Subject to Pending Claims.  In the event that there are any pending Claims as defined in section 3.1 (a) on the Release Date, the Escrow Agent shall continue to hold the Earnout Consideration that is subject to such pending Claims until they are resolved in accordance with Section 9 of the Purchase Agreement and the Escrow Agent receives a written notice of resolution of each specific pending Claim from the Buyer and Seller. After the Escrow Agent receives such notice, the Escrow Agent shall, as appropriate: (a) deliver to Seller the amount of Earnout Consideration, if any, due to Seller in accordance with the resolution of such Claim(s) in accordance with Section 3.4(c) below; (b) charge and allocate Earnout Consideration to Seller in satisfaction of the resolution of such Claim(s) and return such Earnout Consideration back to Buyer; and (c) notify Seller in writing of any deduction of Earnout Consideration as promptly as reasonably practicable.

(c) Procedure for Release and Delivery.  Within seven (7) business days after the Release Date, the Escrow Agent shall deliver the Earnout Consideration to the Seller.

3.5 Release of Escrow Units.

(a) Release of Escrow Units Generally.  On the Release Date, in accordance with Section 3.4(c) below, the Escrow Agent shall deliver the Escrow Units to the Seller.  The Escrow Units released shall equal the Escow Units, minus any Escrow Units that are returned to Buyer in connection with the satisfaction of a Claim by Buyer.

(b) Escrow Units Subject to Pending Claims.  In the event that there are any pending Claims as defined in section 3.1 (b) on the Release Date, the Escrow Agent shall continue to hold the Escrow Units that are subject to such pending Claims until they are resolved in accordance with Section 9 of the Purchase Agreement and the Escrow Agent receives a written notice of resolution of each specific pending Claim from the Buyer and Seller. After the Escrow Agent receives such notice, the Escrow Agent shall, as appropriate: (a) deliver to Seller the amount of Escrow Units, if any, due to Seller in accordance with the resolution of such Claim(s) in accordance with Section 3.5(c) below; (b) charge and allocate Escrow Units to Seller in satisfaction of the resolution of such Claim(s) and return such Escrow Units back to Buyer; and (c) notify Seller in writing of any deduction of Escrow Units as promptly as reasonably practicable.

(c) Procedure for Release and Delivery.  Within seven (7) business days after the Release Date, the Escrow Agent shall deliver the Escrow Units to the Seller.

Section 4 Certain Terms Concerning Escrowed Property.

4.1 Escrow Property.

(a) No Duty to Vote or Preserve Rights in Escrow Stock

Neither the Escrow Agent nor its nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrow Property (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise).  The Escrow Agent shall not be under any duty or responsibility to forward to any Interested Party, or to notify any Interested Party with respect to, or to take any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Seller Earnout Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

(b) Dividends and Proceeds.

(i) Dividends Held In Escrow.  Any dividends, whether cash dividends or stock dividends, stock splits, and any other distributions from or under the Escrow Earnout Shares and/or Escrow Units, received by the Escrow Agent from time to time during the term of this Agreement shall be added to and become a part of the Escrow Property (and, as such, shall become subject to the terms of this Agreement).  Upon distribution of the Escrow Earnout Shares and/or Escrow Units, in addition to receipt of such shares or units, the Escrow Agent shall deliver the pro rata balance of the related accumulated dividends to the recipients thereof.

(ii) Investment.  The Escrow Agent shall be under no obligation or duty to invest (or otherwise pay interest on) any cash it may receive as part of the Escrow Property from time to time; provided, however, that the Escrow Agent is hereby authorized to invest any cash it may hold from time to time hereunder in the U.S. Bank Money Market Account, and the Escrow Agent shall have no liability for any investment losses suffered, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.  Any earnings received on any such investment shall be added to and shall become part of the Escrow Property.  Upon any distribution of the Cash Earnout Amount or the Alternative Cash Earnout Amount, if applicable, in addition to receipt of such Amount, the Escrow Agent shall deliver the pro rata balance of the related accumulated earnings to the recipients thereof.

(iii) Tax Reporting.  The Interested Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Property shall be reported by the Escrow Agent as allocated to the party to whom such interest or income is distributed.

(iv) Certification of Taxpayer Identification Number.  The Interested Parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.

(v) Restricted Securities.  The Interested Parties agree that the Interested Parties shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Escrow Property are subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Escrow Property in connection with any distribution of Escrow Property to be made by the Escrow Agent under or pursuant to this Agreement.  Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

4.2 Status of Seller Earnout Shares.  The Seller Earnout Shares shall not be deemed to be issued and outstanding capital stock of Buyer.

4.3 Certification of Taxpayer Identification Number.  Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Earnout Consideration and the Escrow Units.  Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

Section 5 Concerning the Escrow Agent.

5.1 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

5.2 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

5.3 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

5.4 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Property permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

5.5 Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

5.6 All payments to the Escrow Agent hereunder shall be in U.S. dollars.

Section 6 Compensation, Expense Reimbursement and Indemnification.

6.1 Each of the Interested Parties agrees, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit B and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

6.2 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

6.3 Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

6.4 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising.  The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon one Business Day’s notice to the Interested Parties of its intent to do so.

6.5 Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, each of the Interested Parties agrees as between themselves that they shall share, fifty percent each, all amounts payable to the Escrow Agent pursuant to this Section 6.5.

Section 7 Tax Indemnification.

Each of the Interested Parties agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Earnout Consideration and Escrow Units or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Earnout Consideration and Escrow Units, the management established hereby, any payment or distribution of or from the Earnout Consideration and Escrow Units pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

Section 8 Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to Seller and Buyer.  Prior to the effective date of the resignation as specified in such notice, Buyer will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that it selects as successor to the Escrow Agent hereunder subject to the consent of Seller (which consent shall not be unreasonably withheld or delayed).  If, however, Buyer shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, Seller shall be entitled to name such successor escrow agent.  If no successor escrow agent is named by Buyer or Seller, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 9 Proceedings.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Earnout Consideration and Escrow Units, or should any claim be made upon the Escrow Agent or the Earnout Consideration and Escrow Units by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Earnout Consideration and Escrow Units until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Earnout Consideration and Escrow Units.

Section 10 Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of California and of any Federal court located in said State in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Escrow Agreement.  In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 12 hereof.

Section 11 Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 12 Notices; Wiring Instructions.

12.1 Notice Addresses.  Any notice permitted or required hereunder shall be in writing, and shall be (i) sent by personal delivery, overnight delivery by a recognized courier or delivery service, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties in accordance with this Section 12.1).

If to Buyer:
Aliied Digital Services Ltd
77/79, Kimmatrai Bldg,
Marine Lines,
Mumbai
Attn:  Nitin Shah
Fax#:91-22-22064170
Tel.#: 91-22-22002020

with a copy to:

DLA Piper US LLP
1999 Avenue of the Stars
Suite 400
Los Angeles, CA 90067- 6023
Attn: Michael S. Lebovitz, Esq.

If to Seller:

En Pointe Technologies Sales, Inc.
18701 S. Figueroa Street
Gardena, CA  90248-4506
Attn:  Chief Executive Officer
Fax#: (310) 258-2314
Tel.#:  (310) 337-5200

with a copy to:

Marc G. Alcser, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA  92660
Telephone:                                (949) 725-4136
Facsimile:                                (949) 823-5136

If to Escrow Agent:

• by first class, certified or registered mail, hand, courier or overnight delivery to:

U.S. Bank National Association Corporate Trust Services One California Street, Suite 2100 San Francisco, CA 94111 Attention: ______________ Re: ___________ escrow Telephone # _____________

by fax, addressed as above and sent to the following telecopy number:

Fax: ______________

12.2 Wiring Instructions.  Any funds to the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 12.1 above):

Bank: U.S. Bank National Association
ABA #: 091000022
A/C#: _______________
BNF: U.S. Bank Trust N.A.
OBI: Corporate Trust Ref: [escrow customer name and SEI#] Attn: ________________

Section 13 Miscellaneous.

13.1 Entire Agreement.  Except as otherwise provided in the Purchase Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. As between the Escrow Agent and the other parties hereto, all such parties agree that the Escrow Agent’s duties are defined only in this Agreement, any contrary provisions of the Purchase Agreement notwithstanding.

13.2 Binding Effect; Successors.  Neither Buyer nor Seller may assign all or any of its rights and obligations hereunder without the prior written consent of the Escrow Agent and the other party, as applicable, which consent shall not be unreasonably withheld.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

13.3 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto; provided, however, that, if the Escrow Agent does not agree to an amendment agreed upon by Buyer and Seller, then the Escrow Agent shall resign and Buyer shall appoint a successor Escrow Agent in accordance with the provisions of Section 8 above.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.  Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of  an e-mail address.

13.4 Construction of Agreement.  This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto.  Accordingly, no ambiguity in the language of this Agreement will be construed for or against either party.

13.5 Governing Law.  THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

13.6 Severability.  If any provision of this Agreement or its application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto.  The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.7 Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

13.8 Counterparts, Facsimile Execution.  This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.9 Specific Performance.  The parties acknowledge that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties will be entitled to an injunction(s) to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof (including the indemnification provisions hereof) in any court of the United States or any state having jurisdiction.  This is in addition to any other remedy to which the parties might be entitled at law or in equity.

13.10 USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the __th day of July, 2008.

Buyer

By:  /s/ Nitin Shah
      Title:  Nitin Shah
      Name:  Chairman & Managing Director

Seller

By: /s/ Attiazaz ("Bob") Din
      Title:  Chief Executive Officer
      Name:  Attiazaz ("Bob") Din

U.S. Bank National Association

By:_________________________________
      Title:
      Name:
EXHIBIT A

SECTION 9 OF THE PURCHASE AGREEMENT
EXHIBIT B

ESCROW AGENT FEE SCHEDULE